Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-00000) pertaining to the 2008 Performance Incentive Plan of Willdan Group, Inc. of our report dated March 29, 2012, with respect to the consolidated financial statements of Willdan Group, Inc. and subsidiaries as of December 30, 2011 and December 31, 2010 and for the years then ended included in its Annual Report (Form 10-K) for the year ended December 30, 2011, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Los Angeles, California

November 8, 2012